A T M I TO ACQUIRE NEWFORM
                  Adds High Purity Solids Packaging Technology

         DANBURY, CT, USA and Hoegaarden, Belgium -- October 15, 1999 -- ATMI, Inc. (Nasdaq: ATMI), today announced that it has signed a definitive agreement to acquire Newform N.V. of Hoegaarden, Belgium for 550,000 common shares of A T M I common stock in a pooling-of-interests share exchange transaction. The completion of the transaction is subject to regulatory approvals and other closing conditions. Following the transaction, expected to close during the fourth quarter of 1999, Newform's products will join A T M I's specialty materials packaging product lines that include the SDS(r) Gas Source and the NOWPak(r) liquid delivery systems.

         Doug Neugold, Executive Vice President, A T M I Materials, said, "With the addition of Newform to A T M I, we'll be a comprehensive single source for high purity gas, liquid, or solid materials packaging. A T M I will gain new facilities centrally located in the European Community, while Newform will add access to A T M I's US-and Asian-based manufacturing and sales operations."

         Terry Nagel, President of A T M I's NOWPak liquid packaging business, said, "With the packaging technology Newform brings to the table, A T M I will be able to package critical solids -- sputter targets, wafer and disc shippers, cleanroom parts, container overwraps, and more -- for all facets of the microelectronics market. Newform's pharmaceutical sales nicely complement NOW's emerging sales into this industry."

         Stephane Huynen, Newform's Managing Director, said, "Newform is well known and respected for its premium purity, flexible packaging products. We see enhanced sales and marketing opportunities, with greater opportunities to present our products to current and potential A T M I customers. We believe we will also be able to provide select A T M I operations with lower cost, higher quality packaging products."

         Newform provides high-purity flexible ultra clean Cleansteam(tm) packaging to the semiconductor and pharmaceutical industries. ISO 9002 certified, Newform is based in Hoegaarden, Belgium, and employs about 40 people. Its 70,000 square foot facility includes 15,000 square feet of Class 100 cleanroom space.

         A T M I provides products and services for semiconductor device manufacture through its Materials and Technologies units. A T M I Materials includes thin film materials and delivery systems, sub-atmospheric gas delivery systems, high-purity materials packaging systems, and photolithography and chemical-mechanical polishing materials. A T M I Technologies includes process and environmental solutions, thin film deposition services, smart card solutions, and other ATMI ventures.

         Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: changes in semiconductor industry growth or A T M I's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into A T M I; and other

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factors  discussed  in A T M  I's  filings  with  the  Securities  and  Exchange
Commission. Such risks and uncertainties could cause actual results to differ from those projected.

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For more information contact:
Dean Hamilton
A T M I
203/794-1100
DHAMILTON@ATMI.COM